BUSINESS & DECISION TO ACQUIRE INFORTE FOR $4.25 PER SHARE

Acquisition Increases Business & Decision’s CRM and Business Intelligence Capability

Paris, France and Chicago, Illinois (May 13, 2007)
Business & Decision Group (Euronext: BND) and Inforte Corp. (Nasdaq: INFT) today announced that they have entered into a definitive agreement under which Business & Decision will acquire Inforte for $4.25 per share in an all-cash transaction. The transaction is valued at approximately $50 million and represents a 33% premium to Inforte’s closing share price on May 11, and a net cash purchase price of approximately $22 million adjusted for Inforte’s expected cash balance as of May 14, 2007.

The terms of the transaction have been unanimously approved by the Boards of Directors of both companies. Inforte Chairman, Philip Bligh, and CEO, Stephen Mack, (representing approximately 30% of the current shares outstanding) have committed to vote their Inforte shares in favor of the transaction. The transaction is expected to be completed in approximately 90 days.

“The acquisition of Inforte furthers Business & Decision’s strategic goals of increasing shareholder value and growing our international business both organically and through acquisition,” said Business & Decision’s Founder and Chairman Patrick Bensabat. “With this transaction, we strengthen our US, UK and India presence and capabilities and establish a German practice. Inforte brings more than 200 highly skilled consultants who are well regarded in the market for their SAP Business Intelligence and CRM domain expertise. It also creates exciting opportunities for us to increase our expertise in key industry verticals and continue to deliver superior service to our clients. I look forward to working with the new combined team.” Robin Kearon, CEO of Business & Decision in North America, added, “Inforte brings a strong team of highly talented professionals and an excellent portfolio of premier clients. With this acquisition, we can now deliver the full spectrum of Business & Decision’s services to all of our main markets”.

“This transaction benefits our customers, employees and shareholders,” said Stephen Mack, Interim CEO of Inforte. “Business & Decision is at the forefront of Business Intelligence and CRM solutions and this makes it an ideal partner for Inforte, which is known as a best-in-class provider of SAP Business Intelligence and visionary CRM solutions. We will be able to provide a stronger future for our employees as well as broader offerings to our customers. We are delighted to join the Business & Decision team.”

Advisors

Savvian Advisors, LLC acted as exclusive financial advisor to Inforte and provided a fairness opinion to the Board of Directors of Inforte. Foley & Lardner LLP acted as legal advisor to Inforte.

Morgan, Lewis & Bockius LLP acted as legal advisor to Business & Decision.

About Business & Decision Group

Founded in 1992, Business & Decision is an international consulting firm specializing in Business Intelligence (BI), Customer Relationship Management (CRM), Enterprise Applications (ERP) and E-Business. The Group works with clients to facilitate system implementation to assist business performance management (dashboards, reporting, consolidation etc.); customer relationship management (sales force automation, call centers, campaign management, analytical CRM); and E-Business (intranet and extranet portals, directories and Meta directories, e-commerce, knowledge management, Open source technologies). Business & Decision has been listed on the Euronext Paris since 6 February 2001 (compartment C / Isin code: FR 00000 7895 8 / Symbol: BND). Business & Decision is also listed in the NextEconomy segment as well as the IT-Cac (technology market).

With more than 2,000 employees (in Europe and North America), Business & Decision has developed a ‘complete project approach’ that ranges from consultation to implementation. The Group has a reputation for its functional and technological expertise and has forged partnerships with the key technology vendors. Today Business & Decision provides services to more than 1,200 clients. For more information, please visit www.BusinessDecision.com.

About Inforte Corp.

Inforte helps companies acquire, develop and retain profitable customers with a unique combination of strategic, analytic and technology deployment services. Our approach enables clients to improve their understanding of customer behavior; successfully apply this insight to customer interactions; and continually analyze and fine-tune their strategies and tactics. Founded in 1993, Inforte is headquartered in Chicago with offices in Atlanta; Delhi, India; Hamburg, Germany; London, United Kingdom. For more information, call 800.340.0200 or visit www.Inforte.com.